                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          VALERO ENERGY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

--------------------------------------------------------------------------------

                 THE PROMPT RETURN OF PROXY CARDS WILL SAVE THE
                EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER
                              TO ASSURE A QUORUM.

--------------------------------------------------------------------------------



[VALERO ENERGY CORPORATION LOGO]



                  NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

        The Board of Directors has determined that the 2000 Annual Meeting of Stockholders of Valero Energy Corporation will be held on Thursday, May 4, 2000 at 10:00 a.m., Central Time, at Valero's corporate headquarters in San Antonio, Texas, One Valero Place, for the following purposes:

                  (1) To elect three Class III directors as members of the Board of Directors to serve until the 2003 Annual Meeting, or until their successors are elected and have qualified;

                  (2) To ratify the appointment of Arthur Andersen LLP as independent public accountants to examine Valero's accounts for the year 2000; and

                  (3) To transact any other business properly brought before the meeting.


                                           By order of the Board of Directors,


                                           Jay D. Browning
                                           Corporate Secretary


San Antonio, Texas
April 4, 2000

[VALERO ENERGY CORPORATION LOGO]



                                 PROXY STATEMENT

                           ---------------------------


                         ANNUAL MEETING OF STOCKHOLDERS

                           ---------------------------


GENERAL INFORMATION

This Proxy Statement is being mailed to stockholders beginning on or about March 30, 2000 in connection with the solicitation of proxies by the Board of Directors of Valero Energy Corporation(1) to be voted at the 2000 Annual
Meeting of Stockholders of Valero on May 4, 2000. The accompanying notice describes the time, place and purposes of the Annual Meeting. Holders of record of Valero's Common Stock, $0.01 par value, at the close of business on March 13, 2000 are entitled to vote on the matters presented at the Annual Meeting. On the record date, 55,896,872 shares of Common Stock were issued and outstanding, and entitled to one vote per share. Action may be taken at the Annual Meeting on May 4, 2000 or on any date or dates to which the meeting may be adjourned. A majority of such shares, present in person or represented by properly executed proxy, shall constitute a quorum. If instructions to the contrary are not given, shares will be voted as indicated on the proxy card. A stockholder may revoke a proxy at any time before it is voted by submitting a written revocation to Valero, returning a subsequently dated proxy to Valero or by voting in person at the Annual Meeting.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners. If specific instructions are not received, brokers may generally vote these shares in their discretion. However, the New York Stock Exchange precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a "broker non-vote" on such a proposal. A broker non-vote is treated as "present" for purposes of determining the existence of a quorum, has the effect of a negative vote when a majority of the shares issued and outstanding is required for approval of a particular proposal and has no effect when a majority of the shares present and entitled to vote or a majority of the votes cast is required for approval. Pursuant to the rules of the New York Stock Exchange, brokers will have discretion to vote on the two items scheduled to be presented at the Annual Meeting.

Valero pays for the cost of soliciting proxies and the Annual Meeting. In addition to the solicitation of proxies by mail, proxies may be solicited by personal interview, telephone and similar means by directors, officers or employees of Valero, none of whom will be specially compensated for such activities. Valero also intends to request that brokers, banks and other nominees solicit proxies from their principals and will pay such brokers, banks and other nominees certain expenses incurred by them for such activities. Valero has retained Georgeson Shareholder Communications, Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $10,500, plus reimbursement of certain out-of-pocket expenses.

-------------------

(1) Valero was incorporated in Delaware in 1981 under the name Valero Refining and Marketing Company and became a publicly held corporation on July 31, 1997. Prior to July 31, 1997, Valero was a wholly owned subsidiary of Valero Energy Corporation, or Old Valero. Old Valero was engaged in both the refining and marketing business and the natural gas related services business. On July 31, 1997, Old Valero spun off Valero to Old Valero's stockholders by distributing all of the Common Stock of Valero. Immediately after this distribution, Old Valero, with its remaining natural gas related services business, merged with a wholly owned subsidiary of PG&E Corporation. The distribution and the merger are collectively referred to as the "Restructuring." Upon completion of the Restructuring, Valero's name was changed from Valero Refining and Marketing Company to Valero Energy Corporation and its common stock was listed for trading on the New York Stock Exchange under the symbol "VLO."

PARTICIPANTS IN THE VALERO THRIFT PLAN PLEASE NOTE:

In the case of participants in the Valero Thrift Plan, the proxy card will represent (in addition to any shares held individually of record) the number of shares allocated to the participant's account under the Thrift Plan. For those shares held under the plan, the proxy card will constitute an instruction to the Trustee of the Thrift Plan as to how those shares are to be voted. Shares for which instructions are not received may be voted by the Trustee in accordance with the terms of the Thrift Plan.

INFORMATION REGARDING THE BOARD OF DIRECTORS

The business of Valero is managed under the direction of the Board of Directors. The Board conducts its business through meetings of the Board and its committees. During 1999, the Board held eight meetings and the committees held 11 meetings in the aggregate. With one exception, no member of the Board attended less than 75% of the meetings of the Board of Directors and committees of which he or she was a member. Mr. Lebermann attended 73% of the meetings of the Board and committees of which he was a member.

Valero's Restated Certificate of Incorporation requires the Board to be divided into Class I, Class II and Class III directors, with each class serving a staggered three-year term. The size of the Board is currently set at ten members, however, upon expiration of the terms of two of the current members of the Board at the Annual Meeting who are not standing for reelection, the Board will be comprised of eight directors.

The Board has standing Audit, Compensation and Executive Committees. When deemed necessary or advisable, the Board will form from its members a Nominating Committee to consider and recommend candidates for election to the Board. The standing committees of the Board and the number of meetings held by each committee in 1999 are described below.

AUDIT COMMITTEE

The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality, objectivity and performance of Valero's internal and external accountants and auditors, the adequacy of its financial controls and the reliability of financial information reported to the public. The Audit Committee also monitors Valero's efforts to comply with environmental laws and regulations. Current members of the Audit Committee are James L. Johnson (Chairman), Ruben M. Escobedo and Susan Kaufman Purcell. The Audit Committee met three times in 1999.

COMPENSATION COMMITTEE

The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies and programs, including certain personnel policies and policy controls, management development, management succession and benefit programs. The Compensation Committee also approves and administers Valero's stock option, restricted stock, incentive bonus and other stock plans. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation." Current members of the Compensation Committee are Lowell H. Lebermann (Chairman), Jerry D. Choate, Robert G. Dettmer and James L. Johnson, none of whom are current or former employees or officers of Valero. The Compensation Committee met five times in 1999.

There are no compensation committee interlocks. For the previous three fiscal years, except for compensation arrangements disclosed in this Proxy Statement, the Company has not participated in any contracts, loans, fees, awards or financial interests, direct or indirect, with any committee member, nor is the Company aware of any means, directly or indirectly, by which a committee member could receive a material benefit from the Company.

EXECUTIVE COMMITTEE

The Executive Committee exercises the power and authority of the Board during intervals between meetings of the Board. With limited exceptions specified in Valero's By-laws and under Delaware law, actions taken by the Executive Committee do not require Board ratification. Unless a separate Nominating Committee is created, the Executive Committee may also review possible director candidates for nomination as a director. Current members of the Executive Committee are Robert G. Dettmer (Chairman), Ronald K. Calgaard, William E. Greehey and Lowell H. Lebermann. The Executive Committee did not meet in 1999.

NOMINATING COMMITTEE

The Nominating Committee met on July 28 and November 18, 1999. At those meetings, the Nominating Committee reviewed and recommended director candidates to serve on Valero's Board, and also reviewed and recommended assignments for the Committees of the Board following the Annual Meeting. The full Board reviewed and approved the recommendations of the Nominating Committee with respect to director candidates and committee assignments and adopted resolutions approving the director nominees to stand for election at the 2000 Annual Meeting. No other meetings of the Nominating Committee were held since the Company's 1999 annual meeting. Robert G. Dettmer (Chairman), Ronald K. Calgaard, William E. Greehey and Lowell H. Lebermann served as members of the Nominating Committee for its July 28th meeting. William E. Greehey (Chairman), Ronald K. Calgaard and Lowell H. Lebermann served as members of the Nominating Committee for its November 18th meeting.

COMPENSATION OF DIRECTORS

Non-employee directors receive a retainer fee of $18,000 per year, plus $1,250 for each Board and committee meeting attended. Directors who serve as chairperson of a committee receive an additional $2,000 annually. Each director is also reimbursed for expenses of meeting attendance. Directors who are employees of the Company receive no compensation (other than reimbursement of expenses) for serving as directors.

Valero maintains the Restricted Stock Plan for Non-Employee Directors, or Director Stock Plan, and the Non-Employee Director Stock Option Plan, or Director Option Plan, to supplement the compensation paid to non-employee directors and increase their identification with the interests of Valero's stockholders through ownership of Common Stock. Upon election to the Board, each non-employee director receives a grant of Common Stock valued at $45,000 that vests (become nonforfeitable) in equal annual installments over a three-year period. After all of the Common Stock previously granted to a director under the Director Stock Plan is fully vested and the director is reelected for an additional term, another similar grant is made.

The Director Option Plan provides non-employee directors of Valero automatic annual grants of stock options to purchase Valero's Common Stock. To the extent necessary, the plan is administered by the Compensation Committee of the Board. The plan provides that each new non-employee director elected to the Valero Board automatically receives an initial grant of 5,000 options which vest in equal annual installments over a three-year period. On the date of each subsequent annual meeting of stockholders, each non-employee director (who is not a new non-employee director) automatically receives a grant of 1,000 additional options which vest fully six months following the date of grant. Stock options awarded under the Director Option Plan have an exercise price equal to the market price of the Common Stock on the date of grant. All options expire ten years following the date of grant. Options vest and remain exercisable in accordance with their original terms if a director retires from the Board.

In the event of a "Change of Control" as defined in the Director Stock Plan and Director Option Plan, all unvested shares of Common Stock and options previously granted under the plans immediately become vested or exercisable. The Director Option Plan also contains anti-dilution provisions providing for an adjustment in the number of options granted to prevent dilution of benefits or potential benefits in the event any change in the capital structure of the Company affects the Common Stock.

Under the Retirement Plan for Non-Employee Directors, or Retirement Plan, non-employee directors become entitled to a retirement benefit upon completion of five years of service. The annual benefit at retirement is equal to 10% of the highest annual cash retainer paid to the director during his or her service on the Board, multiplied by the number of full and partial years of service (not to exceed 10 years). This benefit is then paid for up to 10 years or the director's lifetime, whichever is shorter. Service on the Board of Directors of Old Valero is counted for purposes of computing benefits under the Retirement Plan. The Retirement Plan provides no survivor benefits and is an unfunded plan paid from the general assets of the Company.

PROPOSAL NO. 1.  ELECTION OF DIRECTORS

The Company's Board is divided into three classes for purposes of election. Three Class III directors will be elected at the Annual Meeting to serve until the 2003 Annual Meeting of Stockholders or until replaced by their respective successors. Dr. Donald M. Carlton, Jerry D. Choate and Robert G. Dettmer have been nominated for election as Class III directors. The persons named in the enclosed proxy card intend to vote for the election of each of the three nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH SUCH NOMINEE.

Directors are elected by a plurality of the shares of Common Stock represented at the Annual Meeting and entitled to vote. The three nominees for Class III director receiving the greatest number of votes, whether or not these votes represent a majority of the shares present and voting at the Annual Meeting, will be elected as Class III directors. Votes "withheld" from a nominee will not count against the election of the nominee. If any nominee is unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the vacancy, or the persons named as proxies will use their best judgment in voting for any available nominee. The Board has no reason to believe that any current nominee will be unable to serve.

INFORMATION CONCERNING NOMINEES AND OTHER DIRECTORS

The following table sets forth information concerning each nominee for election as a director and the current directors whose terms expire in 2001 and 2002. The information provided regarding directors of Valero is based partly on data furnished by the directors and partly on the Company's records. There is no family relationship among any of the executive officers, directors or nominees for director of Valero.


-------------------------------------------------------------------------------------------------------------------
                                                      EXECUTIVE
                                                        OFFICER          AGE AS OF      PRESENT           CURRENT
                             POSITION(S) HELD        OR DIRECTOR       DECEMBER 31,      TERM             DIRECTOR
         NAME                   WITH VALERO             SINCE(1)           1999         EXPIRES             CLASS
-------------------------------------------------------------------------------------------------------------------
NOMINEES
Dr. Donald M. Carlton          Director                 1999               62             N/A(1)             N/A(1)

Jerry D. Choate                Director                 1999               61             N/A(1)             N/A(1)

Robert G. Dettmer              Director                 1991               68             2000               III

OTHER CURRENT DIRECTORS

Edward C. Benninger(2)         Director                 1979               57             2000               III

James L. Johnson(2)            Director                 1991               72             2000               III

Ruben M. Escobedo              Director                 1994               62             2001               I

Lowell H. Lebermann            Director                 1986               60             2001               I

Dr. Ronald K. Calgaard         Director                 1996               62             2002               II

William E. Greehey             Director, Chairman       1979               63             2002               II
                               of the Board, President
                               and Chief Executive
                               Officer

Susan Kaufman Purcell          Director                 1994               57             2002               II

-------------------------------------------------------------------------------------------------------------------

(1) In accordance with Valero's By-Laws, Dr. Carlton and Mr. Choate, who were elected as directors by the Board during 1999, will be assigned as Class III directors upon their election by the stockholders at the Annual Meeting.

(2)  Not standing for re-election.

(3) Dates reported include service with Old Valero prior to the spin-off of Valero from Old Valero. All directors serving prior to that date were elected to the Board of Valero in 1997 in connection with the spin-off of Valero from Old Valero.

NOMINEES

DR. CARLTON was elected as a director of Valero in 1999. Until his retirement on December 31, 1998, Dr. Carlton served as President and Chief Executive Officer of Radian International LLC, an Austin, Texas based engineering and technology firm that is a part of the Dames and Moore Group. Dr. Carlton also serves as a director of Central and Southwest Corp., National Instruments Corp. and Salomon Smith Barney Concert Investment Series.

MR. CHOATE was elected as a director of Valero in 1999. Mr. Choate retired from Allstate Corporation at the end of 1998 where he had served as Chairman of the Board and Chief Executive Officer since January 1, 1995. Mr. Choate also serves as a director of Amgen, Inc. and Van Kampen Mutual Funds.

MR. DETTMER retired from PepsiCo, Inc. in 1996 after serving as Executive Vice President and Chief Financial Officer since 1986. Mr. Dettmer also serves as a director of Allied Worldwide, Inc.

OTHER CURRENT DIRECTORS

DR. CALGAARD served as President of Trinity University, San Antonio, Texas, from 1979 until his retirement in 1999. Dr. Calgaard currently serves as Chief Operating Officer of Austin Calvert & Flavin Inc. in San Antonio, and is a director of Luby's Cafeteria, Inc., Plymouth Commercial Mortgage Fund and The Trust Company. He also served as a director of Valero Natural Gas Company from 1987 until 1994.

MR. GREEHEY served as Chief Executive Officer and a director of Old Valero from 1979, and as Chairman of the Board of Old Valero from 1983. He retired from his position as Chief Executive Officer in June 1996 but, upon request of the Board, resumed this position in November 1996. Since the Restructuring in 1997, Mr. Greehey has served as Chairman of the Board and Chief Executive Officer of Valero and has served as President since the retirement of Mr. Benninger on December 31, 1998. Mr. Greehey is also a director of Santa Fe Snyder Corp.

DR. PURCELL has served as Vice President of the Americas Society in New York, New York since 1989 and is also Vice President of the Council of the Americas. She is a consultant for several international and national firms and serves on the boards of The Argentina Fund and Scudder Global High Income Fund.

MR. ESCOBEDO has been with his own public accounting firm, Ruben Escobedo & Company, CPAs, in San Antonio, Texas since its formation in 1977. Mr. Escobedo also serves as a director of Cullen/Frost Bankers, Inc. and previously served as a director of Valero Natural Gas Company from 1989 to 1994.

MR. LEBERMANN has been President of Centex Beverage, Inc., a wholesale beverage distributor in Austin, Texas, since 1981. Mr. Lebermann is also a director of Station Casinos, Inc.

MR. BENNINGER retired as President of Valero on December 31, 1998. In addition to serving as President of Valero since 1997 and as President and Chief Financial Officer of Old Valero from 1996 until the Restructuring, he served in various other capacities with Old Valero, and its subsidiaries since 1979, including Executive Vice President and Treasurer. Mr. Benninger also served as a director of Valero Natural Gas Company from 1992 to 1994.

MR. JOHNSON served as Chairman of the Board and Chief Executive Officer of GTE Corporation from 1988 to 1992, and since 1992 has served as Chairman Emeritus. Mr. Johnson also serves as a director of CellStar Corporation, FINOVA Group, Inc., Harte-Hanks, Inc., The MONY Group (formerly The Mutual Life Insurance Company of New York) and Walter Industries, Inc.

For detailed information regarding the nominees' holdings of Common Stock, compensation and other arrangements, see "Information Regarding the Board of Directors," "Beneficial Ownership of Valero Securities," "Executive Compensation," "Arrangements with Certain Officers and Directors" and "Transactions with Management and Others."

BENEFICIAL OWNERSHIP OF VALERO SECURITIES

The following table sets forth information as of December 31, 1999, with respect to each entity known to Valero to be the beneficial owner of more than 5% of its Common Stock, based solely upon a statement on Schedule 13G filed by such entity with the Securities and Exchange Commission ("SEC"):

--------------------------------------------------------------------------------------------------------------
                                                                                SHARES
                              NAME AND ADDRESS                               BENEFICIALLY             PERCENT
 TITLE OF CLASS             OF BENEFICIAL OWNER                                  OWNED                OF CLASS
--------------------------------------------------------------------------------------------------------------
Common Stock               Franklin Resources, Inc.(1)                         7,936,067               14.23%
                           777 Mariners Island Blvd.
                           San Mateo, CA 94404

Common Stock               Wellington Management Company, LLP(2)               4,763,400                8.54%
                           75 State Street
                           Boston, MA  02109

Common Stock               MacKay Shields LLC(3)                               3,473,992                6.23%
                           9 West 57th Street
                           37th Floor
                           New York, NY 10019

Common Stock               Capital Research and                                3,433,400                6.16%
                           Management Company(4)
                           333 South Hope Street
                           Los Angeles, CA 90071
--------------------------------------------------------------------------------------------------------------

(1) Franklin Resources, Inc. has reported that it and certain of its shareholders and subsidiaries beneficially own 7,936,067 shares. One such subsidiary, Templeton Global Advisors Limited has also reported that it has sole voting power and sole dispositive power with respect to 7,557,160 shares.

(2)   Wellington Management Company, LLP and Vanguard Windsor
      Funds-Windsor Fund have filed with the SEC separate Schedules 13G, reporting their beneficial ownership with respect to 4,763,400 shares. As disclosed in the Schedules 13G, Wellington has reported that it has shared dispositive power with respect to 4,763,400 shares and shared voting power with respect to 628,100 shares, while Vanguard has reported it has shared dispositive power and sole voting power with respect to 3,635,300 shares.

(3) MacKay Shields LLC has reported that it has sole voting power and sole dispositive power with respect to the 3,473,992 shares it beneficially owns.

(4) Capital Research and Management Company has reported that it has sole dispositive power over the 3,433,400 shares but disclaims beneficial ownership with respect to all such shares.

Except as otherwise indicated, the following table sets forth information as of February 1, 2000 regarding Common Stock beneficially owned (or deemed to be owned) by each nominee for director, each current director, each executive officer named in the Summary Compensation Table and all current directors and executive officers of Valero as a group. The persons listed below have furnished this information to Valero and accordingly this information cannot be independently verified by Valero.


--------------------------------------------------------------------------------------------------------
                                                                COMMON STOCK
                                                                ------------
                                                                                               PERCENT
                                                 SHARES             SHARES UNDER               OF CLASS
NAME OF                                       BENEFICIALLY          EXERCISABLE                (COMMON
BENEFICIAL OWNER (1)                           OWNED(2)(3)           OPTIONS(4)                STOCK)(2)
--------------------------------------------------------------------------------------------------------
Edward C. Benninger                              117,252               334,808                      *
Keith D. Booke                                    20,734                29,391                      *
Ronald K. Calgaard                                 2,850                 8,802                      *
Dr. Donald M. Carlton                              3,676                     0                      *
Jerry D. Choate                                    2,014                     0                      *
Robert G. Dettmer(5)                               9,433                11,790                      *
Ruben M. Escobedo(6)                               5,679                11,790                      *
John D. Gibbons                                   39,252                41,898                      *
William E. Greehey(7)                            549,473             1,864,483                   4.3%
John F. Hohnholt                                  26,207                64,266                      *
James L. Johnson                                  15,864                 1,334                      *
Gregory C. King                                   28,531                62,995                      *
Lowell H. Lebermann                                1,556                 2,828                      *
Susan Kaufman Purcell                              3,845                11,790                      *
All executive officers and
directors as a group, including
the persons named above
(15 persons)(8)                                  853,263             2,512,454                   6.0%

--------------------------------------------------------------------------------------------------------


* Indicates that the percentage of beneficial ownership does not exceed 1% of the class.

(1) The business address for all beneficial owners listed above is One Valero Place, San Antonio, Texas 78212.

(2) As of February 1, 2000, 55,753,583 shares of Common Stock were issued and outstanding. No executive officer, director or nominee for director of Valero owns any class of equity securities of Valero other than Common Stock. The calculation for Percent of Class includes shares listed under the captions "Shares Beneficially Owned" and "Shares Under Exercisable Options."

(3) Includes shares allocated pursuant to the Valero Thrift Plan through January 31, 2000, as well as shares of restricted stock granted under Valero's Executive Stock Incentive Plan and the Director Stock Plan. Except as otherwise noted, each person named in the table, and each other executive officer, has sole power to vote or direct the vote and to dispose or direct the disposition of all such shares beneficially owned by him or her. Restricted stock granted under the Executive Stock Incentive Plan and the Director Stock Plan may not be disposed of until vested. Does not include shares that could be acquired under options, which information is set forth in the second column.

(4) Includes shares subject to options that are exercisable within 60 days from February 1, 2000. Such shares may not be voted unless the options are exercised. Options that may become exercisable within such 60 day period only in the event of a change of control of Valero are excluded. Except as set forth in this Proxy Statement, none of the current executive officers, directors or nominees for director of Valero hold any rights to acquire Common Stock, except through exercise of stock options.

(5)  Includes 1,500 shares held by spouse.

(6)  Includes 673 shares held by spouse and 916 shares held in a trust.

(7) Includes 105,832 shares awarded under the Executive Stock Incentive Plan as performance shares and 27,678 shares awarded under the Executive Stock Incentive Plan as restricted stock which Mr. Greehey has elected to defer the issuance and delivery of until January of the year following his retirement.

(8) Certain officers of Valero not designated as executive officers by the Board do not perform the duties of executive officers and are not classified as "executive officers" for purposes of this Proxy Statement.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or Exchange Act, requires Valero's executive officers, directors and greater than 10% stockholders to file with the SEC certain reports of ownership and changes in ownership. Based on a review of the copies of such forms received and written representations from certain reporting persons, Valero believes that, during the year ended December 31, 1999, its executive officers, directors and greater than 10% stockholders were in compliance with applicable requirements of
Section 16(a).

Notwithstanding anything to the contrary in any of Valero's previous filings under the Securities Act of 1933, as amended, or in the Exchange Act that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the following Performance Graph and Report of the Compensation Committee of the Board of Directors on Executive Compensation shall not be incorporated by reference into any such filings. The following Performance Graph and Report of the Compensation Committee of the Board of Directors on Executive Compensation shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act.

PERFORMANCE GRAPH

Set forth below is a line graph which compares the Cumulative Total Return* on an investment in Valero Common Stock, against the cumulative total return of the S&P 500 Composite Index and an index of three peer companies selected by Valero for the period of five fiscal years commencing December 31, 1994 and ending December 31, 1999. The Peer Group selected by Valero consists of three companies engaged in the domestic petroleum refining industry with business operations, risks and markets comparable to Valero's. The Peer Group consists of Sun Company, Inc., Tosco Corporation and Ultramar Diamond Shamrock Corporation.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
             AMONG VALERO ENERGY CORPORATION, THE S&P 500 INDEX AND
                                  A PEER GROUP



                                   [GRAPHIC]


                                                  12/1994    12/1995    12/1996    12/1997    12/1998    12/1999
                                                  -------    -------    -------    -------    -------    -------
Valero Common Stock..............................   100        149        178        292        200        190
Peer Group.......................................   100        107        147        206        157        142
S&P 500..........................................   100        138        169        226        290        351

This Performance Graph and the related textual information are based on historical data and are not necessarily indicative of future performance.

---------------------

* Assumes an investment in Old Valero common stock (Valero's former parent) and each index was $100 on December 31, 1994. "Cumulative Total Return" is based on share price appreciation plus reinvestment of dividends on Old Valero common stock from December 31, 1994 through the date of the Restructuring (July 31, 1997) and on Valero Common Stock from the date of the Restructuring through December 31, 1999 (including reinvestment of the value of the PG&E Corporation shares received as a result of the merger of Old Valero with a subsidiary of PG&E Corporation).

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION


Valero's executive compensation programs are administered by the Compensation Committee of Valero's Board of Directors. The Committee is presently composed of four independent outside directors who are not participants in the Company's executive compensation programs. Policies adopted by the Committee are implemented by Valero's compensation and benefits staff under the direction of the Vice President of Human Resources. Valero's executive compensation programs are intended to provide strong incentives for high performance, enabling Valero to recruit, retain and motivate the executive talent necessary to be successful.

COMPENSATION POLICIES

Valero's philosophy for compensating executive officers is based on the belief that a significant portion of executive compensation should be incentive based and determined by both the Company's and the executive's performance. Compensation for Valero executives includes base salary, an annual incentive bonus opportunity and long-term, stock-based incentives. The CEO and other executive officers also participate in benefit plans generally available to other employees. The Committee believes that the market in which the Company competes for executive talent is broader than the market defined by the companies included in the Peer Group presented above in the Comparison of Five Year Cumulative Total Return. Accordingly, to assist with determining executive compensation levels, Valero utilizes a group of companies from a nationally recognized compensation database compiled by Towers Perrin, an independent compensation consultant. This group consists of 12 companies, referred to as the Compensation Peer Group, who have significant participation in the domestic oil refining and marketing industry and includes those Peer Group companies for which compensation data is available. Towers Perrin's Compensation Peer Group recommendation reflects consideration of each company's relative revenue, asset base, employee population and capitalization, along with the scope of managerial responsibility and reporting relationships. Base salary, bonuses and other compensation recommendations are developed by Valero's compensation and benefits staff using recognized, independent compensation surveys, reviewed by Towers Perrin and submitted to the Committee for consideration.

Annual incentive bonuses, when awarded, are related both to measures of Company financial performance and to individual performance. Long-term incentives, consisting of performance shares, restricted stock and stock option grants, as well as the noncash portion of annual incentive bonus awards, are intended to balance executive management focus between short and long-term goals and provide capital accumulation linked directly to the performance of Valero's Common Stock. Base salary levels are generally targeted at approximately the 50th percentile of the Compensation Peer Group, while annual and long-term incentive compensation, when awarded, are generally targeted at the 65th percentile.

BASE SALARIES

Base salaries for each executive position are set based on the Compensation Peer Group data for positions having similar duties and levels of responsibility. Base salaries are reviewed annually and may be adjusted to reflect promotions, the assignment of additional responsibilities, individual performance or the performance of the Company. Salaries are also periodically adjusted to remain competitive with the Compensation Peer Group.

ANNUAL INCENTIVE BONUS

Executive officers have the opportunity to earn an annual incentive bonus based on the following three factors:

o the position of the executive officer, which is used to determine a targeted percentage of annual base salary that may be awarded as incentive bonus, with the targets ranging from a low of approximately 45% of base salary to approximately 100% of base salary (for the CEO);

o realization by the Company of quantitative financial performance goals approved by the Committee; and

o        a qualitative evaluation of the individual's performance.

For each executive, the target percentage of base salary is adjusted upward or downward depending upon whether Valero achieves certain financial performance goals. The Committee retains discretion to further adjust individual bonus targets upward or downward by up to 25%, based upon such factors as the Committee deems appropriate, and ultimately to determine whether to award a bonus to any individual.

The following quantitative measures of financial performance were utilized in establishing incentive bonuses for 1999:

o return on equity, or ROE, compared with the average ROE for a group of six companies in the domestic oil refining and marketing business, referred to as the Target Group, for the 12-month period ended September 30, 1999;

o return on investment, or ROI, for the 12 month period ended September 30, 1999, compared with the ROI of the Target Group;

o earnings per share, or EPS, of Valero's common stock in 1999 (based on estimates available at the time of computation) compared with Valero's EPS for 1998; and

o the daily average closing price per share of Valero's common stock during November 1999 compared with the daily average closing price during the corresponding period in the prior year.

For the ROE and ROI financial performance measures, the target percentage of base salary is subject to adjustment, upward or downward, depending upon whether Valero's ROE and ROI exceeds, or falls short of, the average ROE and ROI for the Target Group. For the earnings per share and stock price performance measures, the target percentage of base salary is subject to adjustment if the Company's performance exceeds or falls short of the prior year's measures. The four performance factors were given approximately equal weight in determining potential adjustments to the target percentages of base salary for 1999. ROE and ROI are measured against the Target Group rather than the Compensation Peer Group because (i) certain entities for which compensation survey information is not available are nonetheless included in the Target Group because their operations are most comparable to Valero's; and (ii) certain entities with whom Valero competes for executive talent, and who are therefore included in the Compensation Peer Group, have operations sufficiently different in size or scope from Valero's such that financial comparisons are less meaningful.

For 1999, the Company's performance was above the Target Group average for ROE, above the Target Group average for ROI, and below the 1998 earnings per share and stock price performance. Based on these financial results, the Committee (and, in the case of the CEO, the Board) determined to adjust the bonus target amounts downward. The named executives received bonus awards at an average of approximately 60% of the original target bonus amounts. To further emphasize Valero's goal of increasing stock ownership as a component of both short and long-term compensation, 50% of each bonus award was paid with shares of Valero's common stock and the remainder in cash.

LONG-TERM INCENTIVE AWARDS

Valero provides stock-based, longer-term compensation for executives through its Executive Stock Incentive Plan. The plan authorizes awards of performance shares which vest (become nonforfeitable) upon the achievement of an objective performance goal, as well as grants of restricted stock, which vest over a period determined by the Committee. For each eligible executive, a targeted number of performance shares is set with an aggregate hypothetical market value at the date of grant targeted at the 65th percentile of the Compensation Peer Group. The targeted award can then be adjusted based upon an evaluation of individual performance, which (for executives other than the CEO) is based upon the recommendation of the CEO, and other factors the Committee deems appropriate. As with the annual incentive bonus, the Committee retains the discretion to determine whether an award should be made. The total number of shares awarded is a function of the Valero's common stock price at the time of grant and the number of shares required to achieve a percentage of compensation target. The Committee anticipates awards of performance shares will generally be made annually.

Performance shares are earned only upon the achievement of an objective performance measure. Total shareholder return is the performance measure utilized for determining what portion of performance share awards may vest. Each award is subject to vesting in three annual increments, based upon Valero's total shareholder return during rolling three-year periods that end on December 31 of each year following the date of grant. At the end of each performance period, the Company's total shareholder return is compared to the Target Group (excluding one company for 1999 for which information required to calculate total shareholder return was not available) and ranked by quartile. Participants then earn 0%, 50%, 100% or 150% of that portion of the initial grant amount that is vesting, depending upon whether Valero's total shareholder return is in the last, 3rd, 2nd or 1st quartile; and they earn 200% if Valero ranks highest in the group. Amounts not earned in a given performance period can be carried forward for one additional performance period and up to 100% of the carried amount can still be earned, depending upon the quartile achieved for that subsequent period. For the performance period ended December 31, 1999, Valero's performance ranked highest in the group, resulting in vesting of eligible shares at the 200% level. The Committee believes this type of incentive award strengthens the tie between the named executive's pay and the Company's financial performance. Because performance share awards are intended to provide an incentive for future performance, determination of individual awards are not based upon Valero's past performance. Additionally, in determining an individual award, the Committee does not consider performance shares or restricted stock previously awarded or currently held, because the Committee does not wish to encourage executives to sell stock in order to qualify for additional awards.

STOCK OPTIONS

Under the Executive Stock Incentive Plan, the Committee may grant stock options to executive officers. Procedures for determining the number of options to be granted are in all material respects the same as for performance share awards. Generally, option awards made by the Committee vest over a period of three years in equal installments and expire ten years from the date of grant. The Committee expects to continue this practice. The award and vesting of stock options are not contingent on achievement of any specified performance targets, but the options will provide a benefit to the executive only to the extent that there is appreciation in the market price of Valero's common stock during the option period.

DETERMINATION OF THE CEO'S COMPENSATION

The CEO's compensation is recommended by the Committee and approved by the Board of Directors. In 1999, the Committee and the Board approved a new employment agreement between the Company and Mr. Greehey as CEO. Under that agreement, Mr. Greehey's 1999 base salary remained at $900,000 based on the

Committee's evaluation of the most recently available Compensation Peer Group data. In consideration for extending the term of his service as CEO through July 2001 and to provide equity based financial incentives tied to enhancing stockholder value, the employment agreement provided for grants to Mr. Greehey upon execution of the agreement of 860,000 stock options and 150,000 performance shares, each vesting over two years. In determining the CEO's annual incentive bonus for 1999, the Committee considered the four financial performance measures discussed above and his individual performance. Based upon these factors, the Committee recommended, and on January 20, 2000 the Board of Directors approved, a bonus award to Mr. Greehey equal to two-thirds of his original target bonus amount, or $600,000, with 50% of the award payable in shares of Valero's common stock and the remainder in cash.

TAX POLICY

Under Section 162(m) of the Internal Revenue Code, publicly held corporations may not take a tax deduction for compensation in excess of $1 million paid to the CEO or the other four most highly compensated executive officers unless that compensation is "performance based," as defined by the Internal Revenue Code. Section 162(m) does not limit the deductibility of performance-based compensation exceeding $1 million if it is paid (i) solely upon attainment of one or more performance goals, (ii) pursuant to a qualifying performance-based compensation plan adopted by the Committee, and (iii) the material terms, including the performance goals, of such plan are approved by the stockholders before payment of the compensation. Valero believes that options granted under its stock option plans (including stock option awards under the Executive Stock Incentive Plan) qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). However, the Executive Stock Incentive Plan does not require satisfaction of quantifiable performance goals for awards of restricted stock, and the performance goals adopted for the performance shares described above have not been specifically approved by the stockholders. Accordingly, restricted stock and performance share grants made under the Executive Stock Incentive Plan are ineligible for the performance-based compensation exception of Section 162(m), notwithstanding the fact that no performance shares are issued unless the performance criteria established by the Committee are met. The Committee considers deductibility under Section 162(m) with respect to compensation arrangements for executive officers. However, the Committee and the Board believe that it is in the best interest of the Company that the Committee retain its flexibility and discretion to make compensation awards to foster achievement of performance goals established by the Committee (which may include performance goals defined in the Internal Revenue Code) and other corporate goals the Committee deems important to Valero's success, such as encouraging employee retention, rewarding achievement of nonquantifiable goals and achieving progress with specific projects.

MEMBERS OF THE COMPENSATION COMMITTEE:

Lowell H. Lebermann, Chairman
Robert G. Dettmer
James L. Johnson
Jerry D. Choate

EXECUTIVE COMPENSATION

The following table provides a summary of compensation paid for the last three years to Valero's CEO, and to its four other most highly compensated executive officers. The table shows amounts earned by such persons for services rendered to the Company in all capacities in which they served, including compensation paid or accrued by Old Valero or by subsidiaries of Old Valero (including Valero and subsidiaries of Valero) prior to the effective date of the Restructuring (see page 2 of this Proxy Statement for a discussion of the Restructuring). Benefits under health care, disability, term life insurance, vacation and other plans available to employees generally are not included in the table.


                     SUMMARY COMPENSATION TABLE (1997-1999)


                                                                      LONG-TERM COMPENSATION
                                                                      ----------------------
                                        ANNUAL COMPENSATION           RESTRICTED  SECURITIES
                                     ---------------------------        STOCK     UNDERLYING          LTIP         ALL OTHER
         NAME AND                                          BONUS        AWARDS      OPTIONS         PAYOUTS       COMPENSATION
       POSITION(S)                   YEAR    SALARY($)    ($)(1)        ($)(2)       (#)(3)          ($)(4)           ($)(5)
------------------------------------------------------------------------------------------------------------------------------
William E. Greehey                   1999    900,000      600,000             0      860,000        1,032,429         77,635
Chairman of the Board,               1998    900,000      234,000       117,000      400,000          683,394         78,956
President and Chief                  1997    900,000    1,085,000       675,000      493,000          718,750         93,996
Executive Officer

Gregory C. King                      1999    266,169       90,000       143,750       32,500          158,533         20,012
Senior Vice President and            1998    226,002       38,000        19,019       27,500           51,975         16,134
Chief Operating Officer              1997    191,095      356,500        84,375       26,250           37,500          8,755

John D. Gibbons                      1999    255,000       80,000        40,313       12,500          130,875         20,056
Chief Financial Officer              1998    240,000       40,000       125,750       27,500           28,875         18,935
and Vice President, Finance          1997    181,887      340,006        81,000       19,125                0         13,450

Keith D. Booke                       1999    233,755       76,000        81,688       27,500          123,633         18,690
Vice President and Chief
Administrative Officer

John F. Hohnholt                     1999    245,004       70,000        40,313       12,500          130,875         19,419
Vice President                       1998    212,502       40,000        65,000       27,500           28,875         14,243
------------------------------------------------------------------------------------------------------------------------------

(1) For 1997, executives were provided the opportunity to receive their annual incentive bonuses 80% in cash and 20% in Common Stock or 50% in restricted stock vesting over a two-year period and 50% in cash. Executives choosing the 50/50 option received additional restricted stock equal to 17.5% of their total incentive award. Each of the executives listed selected the 50/50 option. For 1998, executives received a cash bonus and a bonus payable in restricted stock equal to 50% of the cash award. For 1999, executive bonuses were paid 50% cash and 50% in Common Stock. For further information, see "Report of the Compensation Committee of the Board of Directors on Executive Compensation" above.

(2) Dividends are paid on the restricted stock at the same rate as on Valero's unrestricted Common Stock. Amounts for each of Messrs. King, Gibbons, Booke and Hohnholt include 2,000 shares of restricted stock which vest two years following the date of grant. All other shares of restricted stock reported vest 1/3 annually over a three-year period. Amounts reported may include awards the executive has elected to defer. The aggregate number of unvested shares of restricted stock held at December 31, 1999 and the market value of such shares on that date (calculated according to SEC regulation without regard to restrictions on such shares) were: Mr. Greehey, 27,678 shares, $550,100; Mr. King, 9,688 shares, $192,549; Mr. Gibbons, 6,671 shares,
         $132,586; Mr. Booke, 6,348 shares, $126,166; and Mr. Hohnholt, 6,551 shares, $130,201.

(3) The number of options granted in 1997 consists of option granted by Old Valero. These options were subsequently converted at the time of the Restructuring into options to purchase shares of Valero's Common Stock.

(4) LTIP payouts are the number of performance share awards vested for 1999 performance multiplied by the market price per share of Valero Common Stock on the vesting date. Amounts reported may include awards the executive has elected to defer. For further information, see the notes following the table entitled "Long Term Incentive Plans-Awards in Last Fiscal Year."

(5) Amounts include Company contributions pursuant to the Thrift Plan and Valero's Excess Thrift Plan, unused portions of amounts provided by the Company under the Company's Flexible Benefits Plan and that portion of interest accrued under the Executive Deferred Compensation Plan which is deemed to be at "above-market" rates under applicable SEC rules. Messrs. Greehey, King, Gibbons, Booke and Hohnholt, were allocated $54,000, $16,773, $15,300, $13,943 and $15,158, respectively, as a result of Company contributions to the Thrift Plan and Valero's Excess Thrift Plan for 1999, and $6,336, $2,500, $4,017, $4,008 and $3,522, respectively, as a result of reimbursement of certain membership dues. Mr. Greehey also received $4,322 as a result of "above-market" allocations to the Executive Deferred Compensation Plan for 1999. Amounts for Mr. Greehey also include executive insurance policy premiums with respect to cash value life insurance (not split-dollar life insurance) in the amount of $12,212 for 1997, 1998 and 1999.

STOCK OPTION GRANTS AND RELATED INFORMATION

The following table provides further information regarding the grants of stock options to the named executive officers reflected in the Summary Compensation Table.


                                       OPTION GRANTS IN THE LAST FISCAL YEAR (1)
----------------------------------------------------------------------------------------------------------------------
                        NUMBER OF        PERCENT OF
                       SECURITIES       TOTAL OPTIONS                        MARKET
                       UNDERLYING         GRANTED                           PRICE AT                      GRANT DATE
                        OPTIONS         TO EMPLOYEES    EXERCISE PRICE     GRANT DATE    EXPIRATION      PRESENT VALUE
    NAME               GRANTED (#)     IN FISCAL YEAR     ($/SH) (1)         ($/SH)       DATE  (2)         ($)(3)
----------------------------------------------------------------------------------------------------------------------


William E. Greehey      860,000(4)          54%          $22.34375          $22.34375     03/25/09         $6,324,440

Gregory C. King          20,000            1.3%          $ 20.6875          $ 20.6875      07/29/09        $  138,460
                         12,500             .8%          $   17.50          $   17.50      01/28/08        $   71,600

John D. Gibbons          12,500             .8%          $   17.50          $   17.50      01/28/08        $   71,600

Keith D. Booke           15,000             .9%          $ 20.6875          $ 20.6875      07/29/09        $  103,845
                         12,500             .8%          $   17.50          $   17.50      01/28/08        $   71,600

John F. Hohnholt         12,500             .8%          $   17.50          $   17.50      01/28/08        $   71,600

----------------------------------------------------------------------------------------------------------------------

(1) All options reported vest in equal increments over a three-year period from the date of grant, unless otherwise noted. In the event of a change of control of Valero, such options would become immediately exercisable pursuant to provisions of the plan under which such options were granted or of an executive severance agreement. Under the terms of the Company's option plans, the exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying option shares, subject to certain conditions.

(2) All options reported having an expiration date of January 28, 2008 are limited in that they will be automatically exercised if the daily average sales price per share of Valero's Common Stock on the New York Stock Exchange equals or exceeds $31.25 with respect to the portions of the options which have vested.

(3) A variation of the Black-Scholes option pricing model was used to determine grant date present value. This model is designed to value publicly traded options. Options issued under the Company's option plans are not freely traded, and the exercise of such options is subject to substantial restrictions. Moreover, the Black-Scholes model does not give effect to either risk of forfeiture or lack of transferability. The estimated values under the Black-Scholes model are based on assumptions as to variables such as interest rates, stock price volatility and future dividend yield. The estimated grant date present values presented in this table were calculated using an expected average option term of 3.32 years, risk-free rates of return of 5.14% (for the March 25, 1999 grants), 5.74% (for the July 29, 1999 grants) and 6.02% (for the October 21, 1999 grants), average volatility rates from August 1, 1997 (the date Valero common stock began trading) through the grant date of 42.51% (for the March 25, 1999 grants), 42.71% (for the July 29, 1999 grants) and 41.99% (for the October 21, 1999 grants), and dividend yields of 1.43% (for the March 25, 1999 grants), 1.55% (for the July 29, 1999 grants) and 1.83% (for the October 21, 1999 grants), which are the annualized quarterly dividend rates in effect at the date of grant expressed as a percentage of the market value of the Common Stock at the date of grant. The actual value of stock options could be zero; realization of any positive value depends upon the actual future performance of the Common Stock, the continued employment of the option holder throughout the vesting period and the timing of the exercise of the option. Accordingly, the values set forth in this table may not be achieved.

(4) Options vest in equal installments over a two-year period on the anniversary of the date of grant. Options were granted pursuant to the terms of Mr. Greehey's Employment Agreement dated March 25, 1999. See "Arrangements with Certain Officers and Directors."

           LONG TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR(1)


                                                                              ESTIMATED FUTURE PAYOUTS
                                                     PERFORMANCE         UNDER NON-STOCK PRICE-BASED PLANS
                                    NUMBER OF      OR OTHER PERIOD    -------------------------------------------
                                  SHARES, UNITS   UNTIL MATURATION    THRESHOLD      TARGET          MAXIMUM
NAME                             OR OTHER RIGHTS      OR PAYOUT      (# SHARES)    (# SHARES)       (# SHARES)
-----------------------------------------------------------------------------------------------------------------
William E. Greehey                    75,000           03/25/00           0           75,000        150,000
                                      75,000           03/25/01           0           75,000        150,000

                                      10,000           12/31/99           0           10,000         20,000
                                      10,000           12/31/00           0           10,000         20,000
                                      10,000           12/31/01           0           10,000         20,000

Gregory C. King                        1,834           12/31/99           0            1,834          3,668
                                       1,833           12/31/00           0            1,833          3,666
                                       1,833           12/31/01           0            1,833          3,666

John D. Gibbons                        2,000           12/31/99           0            2,000          4,000
                                       2,000           12/31/00           0            2,000          4,000
                                       2,000           12/31/01           0            2,000          4,000

Keith D. Booke                         1,834           12/31/99           0            1,834          3,668
                                       1,833           12/31/00           0            1,833          3,666
                                       1,833           12/31/01           0            1,833          3,666

John F. Hohnholt                       2,000           12/31/98           0            2,000          4,000
                                       2,000           12/31/99           0            2,000          4,000
                                       2,000           12/31/00           0            2,000          4,000
-----------------------------------------------------------------------------------------------------------------

(1) Long-term incentive awards are grants of Performance Shares made under the Executive Stock Incentive Plan. Total shareholder return, or TSR, during a specified "performance period" was established as the performance measure for determining what portion of an award may vest. TSR is measured by dividing the sum of (a) the net change in the price of a share of Valero's Common Stock between the beginning of the performance period and the end of the performance period, and (b) the total dividends paid on the Common Stock during the performance period, by (c) the price of a share of Valero's Common Stock at the beginning of the performance period. Each Performance Share award is subject to vesting in three equal increments, based upon the Company's TSR during rolling three-year periods that end on December 31, 1999, 2000 and 2001, respectively. At the end of each performance period, the Company's TSR is compared to the TSR for a target group of comparable companies. Valero and the companies in the target group are then ranked by quartile. Participants then earn 0%, 50%, 100% or 150% of that portion of the initial grant amount that is vesting for such period, depending upon whether the Company's TSR is in the last, 3rd, 2nd or 1st quartile of the target group; 200% will be earned if the Company ranks highest in the group. Amounts not earned in a given performance period can be carried forward for one additional performance period and up to 100% of the carried amount can still be earned, depending upon the quartile achieved for such subsequent period.

The following table provides information regarding securities underlying options exercisable at December 31, 1999, and options exercised during 1999, for the executive officers named in the Summary Compensation Table:



                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

---------------------------------------------------------------------------------------------------------------------
                                                                                            VALUE OF UNEXERCISED
                                                           NUMBER OF SECURITIES                 IN-THE-MONEY
                               SHARES                     UNDERLYING UNEXERCISED                 OPTIONS AT
                              ACQUIRED     VALUE           OPTIONS AT FY-END(#)                 FY-END ($)(1)
                            ON EXERCISE   REALIZED    ----------------------------       ----------------------------
     NAME                      (#)         ($)        EXERCISABLE    UNEXERCISABLE       EXERCISABLE    UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------------
William E. Greehey              -            -         1,333,420       1,227,729          $3,498,142             0

Gregory C. King                 -            -            45,760          63,901             $14,898       $29,688

John D. Gibbons                 -            -            28,210          40,354                   0       $29,688

Keith D. Booke                  -            -            20,246          50,811                   0       $29,688

John F. Hohnholt                -            -            52,631          38,301            $144,509       $29,688
---------------------------------------------------------------------------------------------------------------------

(1) Represents the dollar value obtained by multiplying the number of unexercised options by the difference between the stated exercise price per share of the options and the average market price per share of Valero's Common Stock on December 31, 1999.

RETIREMENT BENEFITS

The following table shows the estimated annual gross benefits payable under Valero's Pension Plan, Excess Pension Plan and Supplemental Executive Retirement Plan, or SERP, upon retirement at age 65, based upon the assumed compensation levels and years of service indicated and assuming an election to have payments continue for the life of the participant only.

                   ESTIMATED ANNUAL PENSION BENEFITS AT AGE 65
--------------------------------------------------------------------------------

                                                                       YEARS OF SERVICE
  COVERED                      -----------------------------------------------------------------------------
COMPENSATION                   15                  20                25               30                35
------------------------------------------------------------------------------------------------------------
 $  200,000                $  54,000          $  73,000         $  91,000         $109,000          $127,000
    250,000                   69,000             92,000           115,000          138,000           161,000
    300,000                   84,000            112,000           140,000          167,000           195,000
    400,000                  113,000            151,000           188,000          226,000           264,000
    500,000                  142,000            190,000           237,000          284,000           332,000
    600,000                  171,000            229,000           286,000          343,000           400,000
    700,000                  201,000            268,000           335,000          401,000           468,000
    800,000                  230,000            307,000           383,000          460,000           537,000
    900,000                  259,000            346,000           432,000          518,000           605,000
  1,000,000                  288,000            385,000           481,000          577,000           673,000
  1,100,000                  318,000            424,000           530,000          635,000           741,000
  1,200,000                  347,000            463,000           578,000          694,000           810,000
  1,300,000                  376,000            502,000           627,000          752,000           878,000
  1,400,000                  405,000            541,000           676,000          811,000           946,000
------------------------------------------------------------------------------------------------------------

Valero maintains a noncontributory defined benefit Pension Plan in which virtually all employees are eligible to participate and under which contributions for individual participants are not determinable. Valero also maintains a noncontributory, non-qualified Excess Pension Plan and a non-qualified SERP, which provide supplemental pension benefits to certain highly compensated employees. The Pension Plan (supplemented, as necessary, by the Excess Pension Plan) provides a monthly pension at normal retirement equal to 1.6% of the participant's average monthly compensation (based upon the participant's base earnings during the 60 consecutive months of the participant's credited service, including service with Old Valero, affording the highest such average) times the participant's years of credited service, plus .35% times the product of the participant's years of credited service (maximum 35 years) multiplied by the excess of the participant's average monthly compensation over the lesser of 1.25 times the monthly average (without indexing) of the social security wage bases for the 35-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires.

Compensation for purposes of the Pension Plan and Excess Pension Plan includes only salary as reported in the Summary Compensation Table and excludes bonuses. For purposes of the SERP, the participant's most highly compensated consecutive 36 months of service during the participant's last 10 years of employment (rather than 60 months), including employment with Old Valero and its subsidiaries, are considered, and bonuses are included. Accordingly, the amounts reported in the Summary Compensation Table under the headings "Salary" and "Bonus" constitute covered compensation for purposes of the SERP. Pension benefits are not subject to any deduction for social security or other offset amounts.

Credited years of service for the period ended December 31, 1999 for the executive officers named in the Summary Compensation Table are as follows: Mr. Greehey -36 years; Mr. King -- 6 years; Mr. Gibbons -- 19 years; Mr. Booke -17 years; and Mr. Hohnholt - 18 years.

ARRANGEMENTS WITH CERTAIN OFFICERS AND DIRECTORS

Old Valero entered into a severance agreement with Mr. Greehey, which provides certain payments and other benefits in the event of his termination of employment under certain circumstances. Mr. Greehey's severance agreement provides that if he leaves the Company for any reason (other than death, disability or normal retirement) within two years after a "change of control," he will receive a lump-sum cash payment equal to three times his highest compensation during any consecutive 12-month period in the prior three years. He will also be entitled to accelerated vesting of all previously granted stock options and restricted stock. The agreement also provides for special retirement benefits if he would have qualified for benefits under the Pension Plan had he remained with the Company for the three-year period following such termination, continuance of life and health insurance coverages, relocation assistance and other fringe benefits for such three-year period.

In connection with Mr. Benninger's retirement as President of the Company on December 31, 1998, the Company entered into a retirement agreement and a consulting agreement with him. His retirement agreement terminated the Company's obligations under his existing employment agreement and provided for the immediate vesting of previously granted stock options, restricted stock and performance shares; credit for eight additional years of service for purposes of calculating his pension benefits; office and secretarial support for a two-year period; transfer of a club membership; and certain retiree medical benefits. Under the consulting agreement, Mr. Benninger provided certain consulting services to the Company through December 31, 1999. For his services, Mr. Benninger received a consulting fee of $175,000, reimbursement of certain membership dues and certain tax planning services.

Valero has entered into management stability agreements with various key executives, including Messrs. King, Gibbons and Booke. These agreements are intended to assure the continued availability of these executives in the event of certain transactions culminating in a "change of control" of Valero. Under the management stability agreements, in the event Mr. King, Mr. Gibbons or Mr. Booke is terminated within two years after a change of control or divestiture transaction has occurred, and termination is not voluntary or the result of death, permanent disability, retirement or certain other defined circumstances, the executive would be entitled to receive (i) a lump sum cash payment equal to two times the highest annual compensation paid to him during the prior three-year period, and (ii) the continuation of life, disability and health insurance coverages for two years. Each executive would also be entitled to accelerated vesting of all previously granted stock options and restricted stock.

Valero has entered into an employment agreement with Mr. Greehey. The agreement became effective March 25, 1999 and ends July 31, 2001, which may be extended on a month-to-month basis thereafter. Under the agreement, Mr. Greehey agrees to serve as Chief Executive Officer of Valero and receives a base salary of $900,000 per annum, subject to possible increase adjustments by the Board of Directors. Mr. Greehey is also eligible to receive an annual bonus in an amount to be determined by the Board. The agreement provides for the grant to Mr. Greehey of an option to acquire 860,000 shares of Common Stock and a grant of 150,000 Performance Shares, each of which awards vests 50% per year over two years. During his employment, Mr. Greehey will also receive reimbursement for certain club membership dues and fees, tax planning services and a permanent life insurance benefit. In the event Mr. Greehey dies during employment, his base salary shall be paid to his beneficiaries or estate for the remainder of the agreement period.

The agreement provides that Mr. Greehey may retire at any time upon 90 days prior notice. Upon his retirement from employment, Mr. Greehey has agreed to continue to serve at the discretion of the Board as Chairman of the Board for two additional years at a rate of compensation equal to one-half of his base salary in effect at the time of his retirement. Upon his retirement, in addition to retiree medical and other benefits payable to retirees generally, Mr. Greehey would also receive credit for eight additional years of service for purposes of calculating his pension benefits, vesting of certain outstanding derivative securities, office and secretarial facilities and $300,000 of permanent life insurance.

The Company may terminate Mr. Greehey's employment as Chief Executive Officer at any time upon 90 days notice. Unless his termination is for cause, Mr. Greehey would be entitled to receive a pro rata, lump sum cash settlement equal to the sum of (i) Mr. Greehey's base salary for the remaining term of the agreement, plus (ii) an amount equal to the highest annual bonus paid to Mr. Greehey during the preceding five years. If Mr. Greehey's employment is terminated by the Company, he would not be entitled to serve as Chairman or to receive the compensation specified for such service. However, if Mr. Greehey retires and commences service as Chairman of the Board, and is then removed from such position by a majority of the remaining Board members, he would be entitled to receive the balance of the two years compensation for serving as Chairman of the Board. The employment agreement provides that if Mr. Greehey receives a cash payment, and the payment is determined to be subject to the excise tax required for certain "excess parachute payments," then he shall receive a cash bonus to cover the amount of the excise tax payable, plus any taxes on such bonus amount. The employment agreement also stipulates that any amounts which Mr. Greehey may receive under his severance agreement shall be credited against amounts payable under his employment agreement.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

See "Executive Compensation" and "Arrangements with Certain Officers and Directors" for a discussion of compensation paid to certain officers and directors.

Except as referenced above, no executive officer, director or nominee for director of Valero has been indebted to the Company, or has acquired a material interest in any transaction to which the Company is a party, during the last fiscal year.

PROPOSAL NO. 2.  RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board requests stockholder approval of the following resolution adopted at the Board meeting held on March 23, 2000, appointing Arthur Andersen LLP, 70 N.E. Loop 410, San Antonio, Texas 78216, as independent public accountants for the Company for the year 2000. Arthur Andersen LLP has served continuously in such capacity for Old Valero and the Company since 1979.

         RESOLVED, that the appointment of the firm of Arthur Andersen LLP, Certified Public Accountants, as the independent auditors for the Company for the purpose of conducting an examination and audit of the financial statements of Valero and its subsidiaries for the fiscal year ending December 31, 2000 is hereby approved and ratified.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.

Passage of the proposal requires approval of a majority of the shares represented and entitled to vote at the Annual Meeting. If the appointment is not approved, the adverse vote will be considered as an indication to the Board that it should select other independent public accountants for the following year. Because of the difficulty and expense of making any substitution of accountants so long after the beginning of the current year, it is contemplated that the appointment for 2000 will be permitted to stand unless the Board finds other good reason for making a change.

A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or submitted to them in writing prior to the Annual Meeting. The representative may also make a statement if he or she desires to do so.

PROPOSAL NO. 3.  OTHER BUSINESS

If any matters not referred to in this Proxy Statement properly come before the Annual Meeting, a majority of the persons named in the proxy (or, if one such person acts, then that one) may vote the shares represented by proxy in accordance with their best judgment. The Board was not aware at a reasonable time before solicitation of proxies began of any other matters that would be presented for action at the meeting.

STOCKHOLDER PROPOSALS

Under Valero's By-Laws, stockholders intending to bring any business before an Annual Meeting of Stockholders, including nominations of persons for election as directors, must give prior written notice to the Corporate Secretary regarding the business to be presented or persons to be nominated. The notice must be received at the principal executive office of Valero within the specified period and must be accompanied by the information and documents specified in the By-Laws. A copy of the By-Laws may be obtained by writing to the Corporate Secretary of Valero.

The provisions of the By-Laws do not affect any stockholder's right to request inclusion of proposals in the Proxy Statement pursuant to Rule 14a-8 under the Exchange Act. Rule 14a-8 of the federal proxy rules specify what constitutes timely submission for a stockholder proposal to be included in the Company's proxy statement. If a stockholder desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the stockholder must follow procedures outlined in the Company's By-Laws. A copy of these procedures is available upon request from the Corporate Secretary of the Company, P.O. Box 500, San Antonio, Texas, 78292-500. One of the procedural requirements in the Company's By-Laws is timely notice in writing of the business the stockholder proposes to bring before the meeting. Notice must be received not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. It should be noted that those By-Law procedures govern proper submission of business to be put before a stockholder vote and do not preclude discussion by any stockholder of any business properly brought before the annual meeting. Under the SEC's proxy solicitation rules, to be considered for inclusion in the proxy materials for the 2001 Annual Meeting of Stockholders, stockholder proposals must be received by the Corporate Secretary at Valero's principal executive office by November 30, 2000.

Valero will consider recommendations by stockholders for directors to be nominated at the 2001 Annual Meeting of Stockholders. Recommendations must be in writing and include sufficient biographical and other relevant information such that an informed judgment as to the proposed nominee's qualifications can be made. Recommendations must be accompanied by a notarized statement executed by the proposed nominee consenting to be named in the Proxy Statement, if nominated, and to serve as a director, if elected. Recommendations received in proper order by the Corporate Secretary at Valero's principal executive office at least six months prior to the 2001 Annual Meeting of Stockholders will be referred to, and considered by, the Executive Committee or, if appointed, a Nominating Committee.

Stockholders are urged to review all applicable rules and, if questions arise, to consult their own legal counsel before submitting a nomination or proposal to Valero. No stockholder recommendations or proposals were received within the required period before the Annual Meeting.

MISCELLANEOUS

Consolidated financial statements and related information for Valero, including audited financial statements for the fiscal year ended December 31, 1999, are contained in the Company's Annual Report on Form 10-K which is included with this Proxy Statement.

Valero's Annual Report to Stockholders for the fiscal year ended December 31, 1999 has simultaneously been mailed to stockholders entitled to vote at the Annual Meeting. The Annual Report is not to be treated as a part of the proxy materials.

Harris Trust and Savings Bank, Chicago, Illinois, serves as transfer agent, registrar and dividend paying agent for Valero's Common Stock. Correspondence relating to any stock accounts, dividends or transfers of stock certificates should be addressed to:

Harris Trust and Savings Bank
Communications Team
P.O. Box A3504
Chicago, Illinois 60690-3504
(312) 360-5261


                                     By order of the Board of Directors,



                                     Jay D. Browning
                                     Corporate Secretary
San Antonio, Texas
April 4, 2000

                            VALERO ENERGY CORPORATION
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 4, 2000.

     The undersigned hereby appoint(s) each of William E. Greehey, John D. Gibbons and Jay D. Browning as Proxies, with full power of substitution, to represent and to vote all shares of common stock of Valero Energy Corporation ("Valero") which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held in San Antonio, Texas on Thursday, May 4, 2000, including any adjournment thereof, with respect to the matters set forth in the Notice of Annual Meeting and Proxy Statement. When properly executed, this proxy will be voted in accordance with the directions indicated, or if no direction is made, will be voted for Items 1 and 2. For shares allocated to a participant's account pursuant to any Employee Stock Plan of Valero, this proxy will constitute an instruction to the plan trustee as to how such shares are to be voted. In their discretion, the Proxies are authorized to vote upon any other matter that may properly come before the meeting and to vote for a substitute if a nominee named in Proposal 1 is unable to serve.

   YOUR VOTE IS IMPORTANT. PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM
      PROMPTLY USING THE ENCLOSED ENVELOPE, OR VOTE BY TELEPHONE OR BY THE
           INTERNET BY FOLLOWING THE DIRECTIONS ON THE REVERSE SIDE.

                            (Please See Reverse Side)


--------------------------------------------------------------------------------

The Board of Directors recommends a vote FOR ALL Nominees listed under Item 1 and FOR Item 2.



1.  Election of Directors                                        FOR   WITHHOLD      WITHHOLD ONLY
   Nominees: 01 - Donald M. Carlton                              ALL     ALL         Nominee(s) Written Below   -------------------
        02 - Jerry D. Choate                                     [ ]     [ ]         [ ]                        Nominee Exception(s)
        03 - Robert G. Dettmer

2.  Ratification of Arthur Andersen LLP as auditors for 2000.    FOR   AGAINST    ABSTAIN
                                                                 [ ]     [ ]         [ ]

                                                                                Sign here exactly as name(s) appear on this card.

                                                                                Dated                                       , 2000
                                                                                      --------------------------------------
                                                                                (x)
                                                                                ------------------------------------------------
                                                                                (x)
                                                                                ------------------------------------------------

                                                                                I (we) hereby revoke all proxies previously given to
                                                                                vote at the meeting or any adjournments thereof and
                                                                                acknowledge receipt of the Notice of Annual Meeting
                                                                                and Proxy Statement. If signing for a corporation
                                                                                or partnership or as agent, attorney or fiduciary,
                                                                                indicate full title or capacity in which you are
                                                                                signing.

-------------------------------------------------------------------------------
CONTROL NUMBER              o FOLD AND DETACH HERE o



               YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET!

       QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK

VALERO ENERGY CORPORATION encourages you to take advantage of convenient ways to vote your shares. If voting by proxy, you may vote by mail, or choose one of the two methods described below. Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the 2000 Notice of Annual Meeting and Proxy Statement and then follow these easy steps:


TO VOTE BY PHONE          Call toll free 1-877-482-6151 in the United States or
                          Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

                          Enter the 6-digit CONTROL NUMBER located above.

                          Option #1: To vote as the Board of Directors
                                     recommends on the proposals: Press 1

                                     When asked, confirm your vote by pressing 1

                          Option #2: If you choose to vote on the proposals
                                     separately, press 0 and follow the simple recorded instructions.


TO VOTE BY INTERNET       Go to the following Website:

                          www.harrisbank.com/wproxy

                          Enter the information requested on your computer screen, including your 6-digit CONTROL NUMBER located above.

                          Follow the simple instructions on the screen. There is NO CHARGE to you to vote.


   If you vote by telephone or the Internet, DO NOT mail back the proxy card.

                              THANK YOU FOR VOTING!